As amended October 26, 1994




                       Management Incentive Compensation
                                 Corporate Plan



I.    Compensation Plan

      The Plan will be based upon (a) the consolidated net earnings of the Company for the Plan year as a percentage return on shareholders' equity, and (b) growth in net sales.


II.   Definition of Terms

      A. Shareholder Equity - the average of the opening and closing "Shareholders' equity" of the Company.

      B. Net Earnings - Consolidated full year's net earnings as shown in the Annual Report to Shareholders.

      C. Growth in Net Sales - Consolidated net sales in the Plan Year compared to consolidated net sales in the year immediately preceding the Plan Year, in each case as shown in the Annual Report to Shareholders, expressed as a percent.

      D.  Salary - Base salary for the Plan Year.

      E. Threshold - (i) In the case of return on shareholders' equity, the earnings reflecting minimum acceptable performance in terms of return on shareholders' equity, at which incentive compensation based on return on shareholders' equity is warranted; and (ii) in the case of growth in net sales, the percentage increase in net sales reflecting minimum acceptable performance in terms of growth in net sales at which incentive compensation based on growth in net sales is warranted; provided that incentive based on growth in net sales shall not be warranted unless both the return on shareholders' equity threshold and the growth in net sales threshold have been achieved.

      F. Targeted Performance - (i) In the case of return on shareholders' equity, the ratio of return on shareholders' equity that is considered satisfactory and at which performance level management will be compensated at certain targeted incentive compensation levels; and
          (ii) in the case of growth in net sales, the percentage increase in net sales that is considered satisfactory and at which performance level management will be compensated at certain targeted incentive compensation levels.

      G. Targeted Incentive Rate - The percent of base salary that would be paid if targeted performance is met. A fraction (initially 2/3) of the payment will be based on return on shareholders' equity, and a fraction (initially 1/3) of the payment will be based on net sales growth.

      H. Maximum Payment - The percentage of targeted incentive rate which reflects the maximum annual payment which will be made. A fraction (initially 2/3) of the payment will be based on return on shareholders' equity, and a fraction (initially 1/3) of the payment will be based on net sales growth.

      I.  Plan Year - The fiscal year of the Company.

III.  Limitations

      A. To be eligible to receive incentive compensation under this plan, the individual must be employed by the Company and rendering services at the end of the fiscal year, except in the case of retirement, death, or disability in which event incentive compensation shall be paid on the basis of the portion of the year for which services were rendered prior to such retirement, death, or disability. Periods of vacation will be considered periods during which services are being rendered.

      B. This plan does not constitute a contract between The Stanley Works and the employee. Participation in the plan in no way constitutes an employment agreement or guarantee of employment.

IV.   Definition of Change in Control

      For purposes of this Plan, a "Change in Control of the Company" shall be deemed to have occurred if

      A. any "person," as such term is defined in Section 3(a)(9) and modified and used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company (or of any subsidiary of the Company), or any corporation owned, directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

      B. during any period of two consecutive years (not including any period prior to the adoption of this amendment to this Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this definition) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

      C. the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or
          (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (with the exceptions specified in clause (a) of this definition) acquires 25% or more of the combined voting power of the Company's then outstanding securities; or

      D. the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

V.    Pro-Rata Payment Following Change in Control

      Notwithstanding any of the preceding provisions of this Plan, upon the occurrence of any Change in Control of the Company, it shall be deemed, solely for purposes of this Plan, that the employment of each individual who is covered under this Plan for the Plan Year in which such Change in Control occurs has terminated on the date of such Change in Control by reason of retirement. As soon as may be practicable, each such individual shall then be paid incentive compensation for such Plan Year in accordance with Section III(A) hereof; provided, however, that the calculation of such incentive compensation shall be based on the Net Earnings and the Net Sales of the Company and the individual's Salary during an abbreviated Plan Year which shall include only those Company fiscal months completed prior to the Change in Control for which Salary was paid to the individual; and provided further that all elements entering into such calculation shall be appropriately adjusted for such short Plan Year.

VI.   Payment of Previously Unpaid Amount Following Change in Control

      Notwithstanding any of the preceding provisions of this Plan, upon the occurrence of any Change in Control of the Company, if any incentive compensation which any individual earned under this Plan during any Plan Year which ended prior to the Change in Control has neither been paid to such individual nor credited to such individual's deferred account under The Stanley Deferred Compensation Plan for Participants in Stanley's Management Incentive Plans, such incentive compensation shall be paid to such individual immediately following the first date on which such incentive compensation can be calculated and shall in no event be paid later than the later of (i) the first March 1 following the Plan Year with respect to which such incentive compensation was earned or (ii) the fifteenth (15th) day following the Change in Control.